Exhibit 10.24

English Translation

AGREEMENT

Yuhuan Solar Energy Source Co., Ltd. (“Yuhuan”)

Zhejiang Yuhuan Solar Energy Source Co., Ltd. (“Zhejiang Yuhuan”)

Zhejiang Yuhui Solar Energy Source Co., Ltd. (“Yuhui”)

This Agreement is entered into by and among Zhejiang Yuhuan, Yuhui and Yuhuan through friendly negotiation with respect to the settlement of account to the date of May 31, 2006:

1.	Since Yuhuan owes RMB 2,100,000 to Yuhui and Yuhui owes RMB 800,000 to Yuhuan, it is agreed by Yuhuan and Yuhui that the net balance of such debt shall be RMB 1,300,000 after set-off of debts;

2.	Yuhui owes RMB 6,320,226.13 to Zhejiang Yuhuan as a price for purchasing houses;

3.	It is agreed by all parties that Yuhui will assign its creditor’s right of RMB 1,300,000 against Yuhuan to Zhejiang Yuhuan, which shall be used to discharge some of the price for purchasing houses owing to Zhejiang Yuhuan;

4.	Upon execution of this Agreement, all parties shall make adjustment to their accounts respectively in accordance with the terms and conditions of this Agreement as follows:

(1)	The receivables and payables between Yuhuan and Yuhui as mentioned in Article 1 above have been completely settled.

(2)	Yuhui still owes to Zhejiang Yuhuan a sum of RMB 5,020,226.13 as the price for purchasing houses, and Yuhui agrees to pay the remaining amount before the due date as specified in the Contract for Transfer of Real Estate and Land signed by Yuhui and Zhejiang Yuhuan;

(3)	The amount owed by Yuhuan to Zhejiang Yuhuan increases RMB 1,300,000.

Yuhuan Solar Energy Source Co., Ltd. (Seal)

Authorized Representative:

Zhejiang Yuhuan Solar Energy Source Co., Ltd. (Seal)

Authorized Representative:

Zhejiang Yuhui Solar Energy Source Co., Ltd. (Seal)

Authorized Representative:

May 31, 2006